Q1 FY23 | November 3, 2022 Shareholder Letter

From the CEOs

Fellow shareholders,

Atlassian's mission to unleash the potential of every team advances ever onward, and Q1 was another momentous quarter of executing against our long-term initiatives. We announced a new subscription offering, launched a product into general availability, and held our first large-scale customer event focused on a single market, which got rave reviews from attendees. That said, companies in nearly every industry are facing headwinds, and we're beginning to see the impact on our business.

In the spirit of our "Open company, no bullshit" value, let's start with the topic that's top of mind for shareholders: macro impacts.

1. Last quarter, we shared that we saw a decrease in the rate of Free instances converting to paid plans. That trend became more pronounced in Q1.
2. This quarter, we started to see a slowing in the rate of paid user growth from existing customers.

To be clear, we're not seeing any changes in our competitive position or in the inherent demand for our products. Looking across our customer base of 249,000+, there has been no overall decrease in usage or change in churn. The above two trends are the result of companies tightening their belts and slowing their pace of hiring. In other words, Atlassian is not immune to broader macroeconomic impacts. Our outlook assumes these trends will persist, but we'll monitor, respond, and keep you updated accordingly.

Turbulent markets provide an opportunity to shake up the leaderboards, and we are poised to play offense in this environment. Buoyed by the secular tailwinds of digital and cultural transformation, Atlassian is incredibly well-positioned to capture additional share in each of our three massive markets – agile/DevOps, IT service management (ITSM), and work management – and we're working to do just that. In particular, we have huge opportunities with Cloud migrations, serving enterprises, and ITSM – areas where we've already seen significant momentum and strong ROI. In the past year, Cloud migrations and Cloud enterprise deals were both up more than 2x and Jira Service Management added 10,000 new customers.

We will focus our investments on strengthening our market position and scooping up top-tier talent in this environment. But we will balance these investments with the growth of our business and be responsive to the macroeconomic conditions. So while we're lowering our revenue outlook for FY23 based on macroeconomic headwinds, we are maintaining our mid-teens % operating margin outlook for the year (for further detail, see the Financial Targets section below).

Despite the near-term instability in the world around us, we remain certain about the incredible long-term opportunities in front of Atlassian and our ability to capitalize on them. We've talked about having a line of sight to $10 billion in annual revenue. This hasn't changed.

We have the right products, the right leaders, and the right strategies in place to come out of this downturn in an even stronger position. 💪 When obstacles emerge along the way, we'll navigate around them as we always have: with vigilance, pragmatism, and agility.

ATLASSIAN Q1 FY23 2

Cloud update: migrations and innovations continue, rain or shine ⛅

Migrations from Server and Data Center keep on rolling like thunder. For enterprise customers, the shift to the cloud is all about reclaiming more capacity for innovation and creating customer value as it frees their admins from managing backups and installing new upgrades. In fact, UK-based cybersecurity firm Sophos was able to move engineers off of routine admin work and onto value-driven projects after migrating. 🤘

With the end of support for Server products coming up in February 2024, we're putting in the hard yakka 🇦🇺 removing blockers and smoothing the way to the cloud. With the help of our recent and upcoming hires in R&D, we continue to improve speed, increase the scale of our offerings, and introduce additional capabilities like data access control via API token and enhanced support for HIPPA compliance.

ATLASSIAN + SOPHOS

"By migrating to Atlassian's Cloud, we moved away from being pure support to focusing on process enablement and adding value back to the business."

Daniel Cave
Senior Infrastructure Engineer at Sophos

SOPHOS

Our Data Center business continues to benefit from a segment of Server customers who are choosing Data Center as a stepping-stone on their way to our Cloud products. We'll continue to develop our Data Center offerings even as we focus the lion's share of our investments in the cloud. We've seen this pattern play out over the years, so we know it's a matter of when (not if) these customers arrive in the cloud.

To that end, we're delighted to share two new reasons for customers to get excited about Cloud.

Atlassian Analytics begins delivering insights to customers

We celebrated an exciting milestone in Q1 when Atlassian Analytics graduated into open beta for customers of Jira Software and Jira Service Management's Enterprise edition. 🎓 Atlassian Analytics gives users countless ways to visualize data from their Atlassian products and integrated 3rd-party sources, stored in the underlying Atlassian Data Lake. The ability to glean holistic insights into how work gets done across teams is a powerful new capability that we believe will accelerate our migration pipeline and facilitate upsell to Cloud Enterprise editions.



Atlassian Analytics
Atlassian Data
Your Data Warehouse
Your BI Tools
Atlassian Data Lake

ATLASSIAN Q1 FY23 3

Names like Paypal, DISH Network, and Yum! Brands are already participating in Atlassian Analytics' beta program – with more signing up every week. 🙌 We're keen to consult with our beta customers over the coming months and incorporate their feedback. A general availability launch is planned for later this fiscal year.

Smart Links make the app explosion less taxing

In a world where knowledge workers flip between applications a staggering 1,200 times a day on average, the "toggle tax" is real. Researchers estimate that the time it takes to reorient oneself after each switch adds up to roughly four hours every week – nearly 10% of their time on the job! That's why we built Smart Links: a great example of how our platform investments ease customers' pain points today and into the future (because the Cambrian explosion of apps isn't likely to fizzle out any time soon).

Smart Links allow customers to find, view, and edit work items across products. Whether it's a designer embedding a Figma file in a Jira Software issue or a marketer changing the status on an Atlas project without leaving the Confluence page they're working on, teams get better visibility across the organization and easier access to work regardless of where it happens.


Smart Links :allthethings:
Figma
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Smart Links are rooted in our principle of helping teams work differently, together. They're available today in Atlas, Confluence, Trello, Bitbucket, Jira Software, Jira Service Management, and Jira Work Management, where users can embed content from 40+ 3rd-party partners like Google, Microsoft, Miro, Loom, Figma, and Salesforce. It's one more way our Cloud platform's extensibility brings more value to customers, faster than ever.

Market deep-dive: work management 🤿

Every team has work that complements their craft such as planning, tracking, providing updates, and making decisions. So when we look at the massive work management market comprising an estimated 2.2 million companies (those with more than 10 knowledge workers), we see virtually endless opportunities for Atlassian products like Confluence, Jira Work Management, Trello, and Atlas.

> ℹ️ Atlassian's addressable markets are interconnected, so we typically address all three in each shareholder letter. Starting this quarter, in line with our market-focused strategy, we're changing up the format to offer a deeper look at just one market at a time.

ATLASSIAN Q1 FY23 4

Today, teams at over 150,000 organizations worldwide use Atlassian's work management products. Whereas Jira Software traditionally was the product we'd land with, customers are increasingly coming to Atlassian because of Trello and Confluence as well. And last month, we gave companies one more reason to look our way: Atlas has graduated into general availability. 🎉

Atlas launches into general availability!

Atlas is the new company-wide teamwork directory customers use to connect the dots between people, projects, objectives, and updates – now available to all Cloud customers. Teams register their "big rock" goals in Atlas, as well as the projects and people contributing to them, giving leaders (or anyone else interested) an easy way to keep tabs on the company's most important objectives.



Atlas
Your Monday digest
Good morning Molly,
Hope you're having a great start to the week. Here's your digest for 21 March. Want to catch up on past weeks updates? Jump into Hype video for card launch
On track
4
At risk
1
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2
Completed
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Annika Rangarajan
On Track
April

Since its introduction, customers in Atlas' early access program have benefited from new features, including:

Privacy controls – Atlas now supports private projects, which lets users restrict viewing and editing to specific individuals and teams.

OKR scoring – Ideal for teams that use the Objectives and Key Results framework, goal scoring allows users to assign a projected score based on how confident they are that the team will meet a goal by the target date.

Kudos! – Recognizing great work with a "kudos" e-card sent to their Atlas feed is a simple, fun, and personal way to thank peers who go above and beyond.

We're grateful to our early access program customers who helped us refine Atlas' feature set in preparation for the general availability launch. 🙏 Teams of up to 35,000 can use basic Atlas features free of charge. Teams that need advanced features, additional storage, or 24/7 support can upgrade to our Standard or Premium editions.

Introducing Atlassian Together

In September, we announced the launch of Atlassian Together: a single subscription to our entire collection of work management products (Trello, Confluence, Jira Work Management, and Atlas). It also includes Access, our enterprise-grade identity and access management solution.

ATLASSIAN Q1 FY23 5

ATLASSIAN + SALESFORCE

"As a manager, it's my job to ensure everyone works exactly the way they want to and are thriving... Atlassian gives us a central location to store our knowledge and make it easily accessible to people working in different timezones, working with different personal requirements."

Deepa Aswani
Director of Content at Salesforce

Source: video shown at Atlassian Presents: Work Life in September, 2022.

Atlassian Together brings the idea of "working differently, together" to life. It provides a complete, connected toolset so teams can choose the best tool for their needs while ensuring alignment across the organization.

We've priced Atlassian Together at just $11 per user, far less than what many of our competitors charge for a single point product.

In other news... 📰

Our "Team Anywhere" program, which gives employees the option to live and work just about anywhere in any country where we operate, continues to be a massive asset for hiring and retaining the best talent. We now have Atlassians in seven Australian territories, 26 Indian regions, 46 U.S. states (plus the District of Columbia), four E.U. countries, and other countries for a total of 13 countries around the globe.

Last month we launched a new recruiting vehicle – literally. The "AtlassiVan" 🚐 is a branded RV that made its way all around Australia with members of our recruiting team taking applications and interviewing candidates on the spot. Through this campaign, we're taking advantage of the opportunity to become an even more geographically diverse company, as well as demonstrate Atlassian's commitment to making distributed teamwork *work*.


THE ATLASSIVAN
TEAM ANYWHERE
OPEN Road OPEN ROLES
OPEN OFFICE


ATLASSIAN
Sustainability Report

We also just released our [Fiscal Year 2022 Sustainability Report](), highlighting our strategies and achievements related to climate change, human rights, diversity, equity and inclusion (DEI), and social impact. We are ahead of our goals in reducing emissions directly linked to our operations and are now working with our top suppliers on setting their own targets. Our investment in expanding our DEI team and focus on recruitment partnerships is paying off, with hiring rates increasing for underrepresented groups. And we're incredibly proud of the impact our amazing Atlassians made this year, contributing over 45,000 hours of volunteer time to non-profits in their communities. 🫶

ATLASSIAN Q1 FY23 6

Unlike Jira issues, sustainability never moves to the "done" column. We're not yet where we want to be on emissions or equitable representation among our staff, but we're excited to build on this progress as we believe that understanding the connections between people, customers, communities, and the planet is essential for building a 100-year company.

We enter Q2 with immense gratitude to our customers for continuing to build a vibrant community around Atlassian; to our partners for ensuring our customers' success; and to our global team of 9,800 for staying focused on delivering innovative products that enable our customers to do the best work of their lives.

Here's to the road ahead, and to unleashing the potential of every team.

MIKE & SCOTT



Mike Cannon-Brookes
Co-founder and co-CEO



Scott Farquhar
Co-founder and co-CEO

The bottom line

- Atlassian is not immune to the broader macroeconomic environment. 1) We continued to see a slower rate of Free instances converting to paid plans; and 2) we started to see a slower rate of growth in paid seats from existing customers as companies slowed their pace of hiring. We're not seeing any changes in our competitive position or in the inherent demand for our products. Looking across our customer base of 249,000+, there has been no overall decrease in usage or change in churn.
- We remain steadfast in our conviction that we have the right leaders, products, and strategies to play offense and strengthen our market position during this downturn. We will balance our continued investments with the overall growth of our business and be responsive to the current macroeconomic environment.
- Platform innovations like Atlassian Analytics and Smart Links exemplify the unparalleled value our Cloud products offer, and we continue to deliver innovative ways to help our customers with new offerings like Atlassian Together and Atlas.

ATLASSIAN Q1 FY23 7

Cameron Deatsch
Chief Revenue Officer

Customer highlight reel 🎥

We added 6,550 new customers this quarter, bringing our total to 249,173. As mentioned above, conversions of Free instances to paid products continue to be affected by the macroeconomy. Importantly though, the number of teams coming to our site and trying Free editions of our products continues to grow.

Customers



For each period ended
159,433
166,180
174,948
188,033
204,754
216,500
226,521
234,575
242,623
249,173
Q4'20
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23

Customers: We define the number of customers at the end of any particular period as unique domains that have at least one active and paid product license or subscription, with 2 or more seats, excluding starter licenses/subscriptions.

Our Free editions serve as a key step in our sales funnel and are an important driver of long-term growth for Atlassian. Although we keep our marketing budget leaner than any of our peers, we'll continue to iterate on our GTM tactics and make targeted investments that get users into our products with as little friction as possible.

Last month we took another step in our GTM evolution when Accenture expanded their partnership with Atlassian. (Welcome, Accenture! 👋) We believe this partnership will strengthen our strategic position with enterprise customers and give them the opportunity to work with a partner they already know and trust.

accenture

ATLASSIAN + ACCENTURE

"Through our strategic collaboration with Atlassian, we are bringing comprehensive enterprise agility solutions to our clients, which aren't only critical for the technology organization, but for modernizing the way all teams will work in the future."

Greg Douglass
Senior Managing Director and Global Lead for Technology Strategy & Advisory at Accenture

ATLASSIAN Q1 FY23 8

Q1 FY23 9 Getting face-time with customers, one market at a time The reviews !re in: Atl!ssi!n’s first m!rket-specific event w!s ! hit. We g!thered with p!rtners !nd customers like S!lesforce, Sprout Soci!l, Hubspot, !nd DISH Network for !n !fternoon of product !nnouncements, le!rning !bout the l!test trends in work m!n!gement, !nd networking !t the Ch!se Center in S!n Fr!ncisco. Thous!nds of !ttendees joined us virtu!lly through live stre!ms !nd on-dem!nd content. For me, the best p!rt w!s meeting f!ce-to-f!ce with le!ders from some of our l!rgest customer org!niz!tions. We s!t down !s ! group to discuss their thorniest coll!bor!tion ch!llenges, sw!p ide!s, sh!re lessons le!rned, !nd t!ke in their feedb!ck on Atl!ssi!n’s products !nd services. We’re honored by their p!rticip!tion !nd continued trust in Atl!ssi!n !s ! str!tegic p!rtner for their business. Looking !he!d, we’re thrilled to invite customers !nd p!rtners to our next event, this time focused on ITSM. We’ll be fe!turing product demos, ! fireside ch!t with customers, !nd bre!kout sessions designed to help IT te!ms work !t high velocity. – C!meron I’ll be in London for this event on December 8th !nd would love to see you there. Whether you join us in person or t!ke !dv!nt!ge of the live stre!ms !nd on-dem!nd content, I hope you’ll m!ke the most of this opportunity to see how Atl!ssi!n is unle!shing the potenti!l of IT te!ms everywhere.

Joe Binz
Chief Financial Officer

Financial highlights

As a reminder, during Q1, we completed the redomiciliation of Atlassian's parent company from the United Kingdom to the United States. As a result, we have transitioned our accounting standards for reporting purposes from IFRS to GAAP. The primary financial impacts of this transition are detailed below and in supplemental materials on our Investor Relations website.

First quarter fiscal year 2023 financial summary

(U.S. $ in thousands, except percentages and per share data)

	Three Months Ended September 30,	
	2022	2021
GAAP Results		
Revenue	$807,392	$614,024
Gross profit	$668,000	$517,768
Gross margin	*82.7%*	*84.3%*
Operating income (loss)	($34,027)	$56,477
Operating margin	*(4.2%)*	*9.2%*
Net loss	($13,741)	($411,204)
Net loss per share - diluted	($0.05)	($1.63)
Cash flow from operations	$92,442	$65,001
Non-GAAP Results		
Gross profit	$684,310	$529,374
Gross margin	*84.8%*	*86.2%*
Operating income	$147,900	$165,438
Operating margin	*18.3%*	*26.9%*
Net income	$92,547	$94,409
Net income per share - diluted	$0.36	$0.37
Free cash flow	$75,946	$58,120

A reconciliation of GAAP to non-GAAP measures is provided within the tables at the end of this letter as well as in our earnings press release, and on our Investor Relations website.

ATLASSIAN Q1 FY23 10

First quarter fiscal year 2023 highlights

We were pleased with our steady financial performance and strong execution in an increasingly challenging macroeconomic environment.

Our Cloud migration progress continues to track well with our expectations, and we are making consistent progress towards the long-term goals we laid out at our 2022 Investor Day. Despite the near-term macro headwinds, we remain as excited as ever about the long-term opportunities ahead of us.

Highlights for Q1'23 include:

- Subscription revenue grew by 50% year-over-year. Cloud revenue grew by 49% year-over-year and Data Center revenue grew by 54% year-over-year.
- We continue to execute well towards our strategy of hiring and retaining the best talent around the world, and believe hiring in this current macroeconomic environment is to our advantage. During the quarter we added 989 net new Atlassians, primarily in R&D, of which approximately 200 were new college graduates.

As discussed by Mike and Scott above, we encountered two primary revenue headwinds during the quarter from changes in the macroeconomic environment: 1) We saw a more pronounced continuation of the trend discussed last quarter, where fewer Free instances converted to paid plans; and 2) we also saw the growth of paid users from existing customers slow in the second half of Q1, largely due to customers slowing their rate of hiring. The impact these headwinds will have on our future revenue growth is detailed in the Fiscal 2023 Outlook section below.

Overall, the underlying fundamentals of our business remain healthy. We continue to focus on hiring great talent, taking share, delivering strong progress in customer Cloud migrations, building enterprise capabilities, and investing for long-term success across our three addressable markets.

ATLASSIAN Q1 FY23 11

Revenue

(U.S. $ in thousands, except percentage data)

Revenues by Type	Q1'23	Q1'22	Year-over-year growth %
Subscription	$ 650,984	$ 435,296	50 %
Maintenance	113,565	130,590	(13)%
Other	42,843	48,138	(11)%
Total revenues	$ 807,392	$ 614,024	31 %

Revenues by Deployment	Q1'23	Q1'22	Year-over-year growth %
Cloud	$ 475,043	$ 317,903	49 %
Data Center	171,228	111,195	54 %
Server	113,813	139,547	(18)%
Marketplace and services	47,308	45,379	4 %
Total revenues	$ 807,392	$ 614,024	31 %

Revenues by Geographic Region	Q1'23	Q1'22	Year-over-year growth %
Americas	$ 409,921	$ 308,724	33 %
EMEA	304,278	235,014	29 %
Asia Pacific	93,193	70,286	33 %
Total revenues	$ 807,392	$ 614,024	31 %

As a reminder, we primarily bill our customers in U.S. dollars, and therefore our revenue results in EMEA reflect the impact of the strengthening U.S. dollar.

Total revenue

(U.S. $ in millions, year-over-year growth rate in %)



$559.5
30%
Q4'21
$614.0
34%
Q1'22
$688.5
37%
Q2'22
$740.5
30%
Q3'22
$759.8
36%
Q4'22
$807.4
31%
Q1'23

ATLASSIAN Q1 FY23

12

Revenues by deployment

(U.S. $ in millions, except percentage data)



Server (1)
Marketplace and services (2)
Data Center
Cloud
Note: revenue totals may not foot due to rounding
$559.5
$140.3
$39.9
$99.1
$280.2
$614.0
$139.5
$45.4
$111.2
$317.9
$688.5
$135.5
$49.8
$139.1
$364.1
$740.5
$132.3
$57.6
$151.1
$399.5
$759.8
$117.6
$49.3
$158.9
$434.0
$807.4
$113.8
$47.3
$171.2
$475.0
Q4'21
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23

Year-over-year growth %	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23
Cloud	47%	53%	58%	60%	55%	49%
Data Center	62%	68%	83%	59%	60%	54%
Marketplace and services	13%	26%	20%	(4%)	24%	4%
Server	(2%)	(7%)	(12%)	(19%)	(16%)	(18%)
Total revenues	30%	34%	37%	30%	36%	31%

(1) Included in Server is perpetual license revenue. Perpetual license revenue is captured as other revenue on the Condensed Consolidated Statements of Operations.

(2) Included in Marketplace and services is premier support revenue. Premier support is a subscription-based arrangement for a higher level of support across different deployment options. Premier support is recognized as subscription revenue on the Condensed Consolidated Statements of Operations as the services are delivered over the term of the arrangement.

ATLASSIAN Q1 FY23 13

Margins, operating expenses, and operating income

(U.S. $ in thousands, except percentage data)

	Q1'23	Q1'22
Gross margin		
GAAP gross margin	82.7%	84.3%
Non-GAAP gross margin	84.8%	86.2%
Total operating expenses		
GAAP operating expenses	$702,027	$461,291
Non-GAAP operating expenses	$536,410	$363,936
Research and development expenses		
GAAP research and development expenses	$399,006	$272,140
Non-GAAP research and development expenses	$288,783	$207,764
% of total revenues	*35.8%*	*33.8%*
Marketing and sales expenses		
GAAP marketing and sales expenses	$160,128	$99,329
Non-GAAP marketing and sales expenses	$134,428	$82,564
% of total revenues	*16.6%*	*13.4%*
General and administrative expenses		
GAAP general and administrative expenses	$142,893	$89,822
Non-GAAP general and administrative expenses	$113,199	$73,608
% of total revenues	*14.0%*	*12.0%*
Operating income		
GAAP operating income (loss)	$(34,027)	$56,477
Non-GAAP operating income	$147,900	$165,438
% of total revenues	*18.3%*	*26.9%*

Net income (loss)

(U.S. $ in thousands, except per share data)

	Q1'23	Q1'22
GAAP Results		
Net loss	($13,741)	($411,204)
Net loss per share - diluted	($0.05)	($1.63)
Non-GAAP Results		
Net income	$92,547	$94,409
Net income per share - diluted	$0.36	$0.37

Net income (loss) includes losses from the mark-to-market accounting of the company's strategic investment portfolio of $11.5 million in Q1'23 and $31.4 million in Q1'22. These losses resulted in headwinds, on a GAAP and non-GAAP net income (loss) per diluted share basis, of $0.05 and $0.04 in Q1'23, respectively, and $0.12, on both a GAAP and non-GAAP basis, in Q1'22.

Free cash flow

(U.S. $ in thousands, except percentage data)

		Q1'23		Q1'22
Free cash flow				
GAAP net cash provided by operating activities	$	92,442	$	65,001
Less: Capital expenditures		(16,496)		(6,881)
Free cash flow	$	75,946	$	58,120
% of total revenues		*9.4 %*		*9.5 %*

As a reminder, we experience seasonality in our free cash flow results, with Q1 typically having the lowest free cash flow due to the timing of employee bonus payments. We also saw an impact from the timing of cash tax payments of approximately $17 million that shifted into Q1 from Q2.

ATLASSIAN Q1 FY23 14

Financial targets

(U.S. $)

	GAAP Three Months Ending December 31, 2022
Revenue	$835 million to $855 million
Gross margin	80% to 81%
Operating margin	(20%)

	Non-GAAP Three Months Ending December 31, 2022
Gross margin	83% to 84%
Operating margin	13%

Fiscal 2023 outlook

Our revenue outlook factors in the current macro-related trends we are seeing in our business. We have assumed the current macroeconomic conditions remain unchanged and the trends we saw in Q1 around new customer conversions and paid seat expansion within existing customers persist through the rest of fiscal 2023.

In terms of costs, consistent with our management philosophy and approach, we plan to balance sustained strategic investments across our three core markets and platform to drive long-term growth, with responsiveness to the current environment. We plan to do this through focused operational excellence and execution, prioritized investment decision making, and disciplined management of our cost structure.

We see the challenging macroeconomic environment as an opportunity to take share and continue to invest in strategic high-growth areas – all with the goal of strengthening our competitive position.

Revenue

In FY23, we expect to see the following trends:

SUBSCRIPTION REVENUE

- **Cloud revenue**
  - Based on the macro headwinds described above, we are lowering our Cloud revenue growth outlook to a range of approximately 40% to 45% year-over-year for FY23.
  - We continue to expect approximately 10 points of this growth to be driven by migrations.
- **Data Center revenue**
  - We continue to expect Data Center revenue growth to moderate on a year-over-year basis over the remaining three quarters of FY23, driven by event-driven demand in the prior year resulting from price increases and the reduction of loyalty discounts.

ATLASSIAN Q1 FY23 15

- As a reminder, for Data Center revenue, a portion is recognized up-front in subscription revenue in the period that the subscription begins, while the remainder is recognized ratably over the term of the contract. This may add quarter-to-quarter volatility in Data Center growth rates.

MAINTENANCE REVENUE

- In line with our announced Server end-of-life, we expect maintenance revenue to continue to slowly contract over the course of FY23 to approximately $75 million in Q4'23.
- As a reminder, we will no longer provide maintenance and support for our Server offerings as of February 2024.

OTHER REVENUE

We continue to expect:

- Other revenue to be slightly down relative to FY22.
- Marketplace revenue will be impacted by the ongoing mix shift of third-party app sales from Server and Data Center to Cloud. Sales of third-party Cloud apps have a lower Marketplace take rate relative to Server and Data Center, which is designed to incentivize further Cloud app development. Our focus remains on driving a growth rate on sales of third-party Cloud apps greater than that of our own products.

As a reminder:

- Perpetual license revenue, which is recognized in other revenue, will be $0 in FY23 and totaled approximately $30 million in FY22.
- Revenue on the sale of third-party Marketplace apps is recognized in the period the product is purchased.

Profitability

We continue to expect the following dynamics to impact our margins in FY23:

- **Gross margin** will decrease modestly in FY23 due to the continued business mix shift to the cloud and investments we are making to support cloud migrations.
- **Operating margin** will be in the mid-teens % for FY23, consistent with our previously issued target, despite the macroeconomic headwinds and adjustments to our revenue outlook.
- **Free cash flow** is expected to be impacted, on a comparative basis, due to the lower operating margin in FY23 versus FY22. Additionally, free cash flow may be impacted as a result of the continued business mix shift to the Cloud. Maintenance contracts for our Server products and subscription contracts for our Data Center products are only offered on annual terms, while we offer subscriptions for our Cloud products on both annual and monthly terms. In the short term, the shift to the Cloud and the potential mix change in billing terms may create a headwind for free cash flow. Over the long term, as more enterprise customers migrate to the Cloud, we expect any such headwind to subside.

ATLASSIAN Q1 FY23 16

Given our transition to GAAP from IFRS, we are required to recognize unrealized gains and losses on our strategic investments portfolio in other income (expense), which can create quarter-to-quarter volatility and are inherently difficult to forecast. As a result, we will focus our future profitability targets on operating margins and discontinue EPS targets.

Share count

In FY23, we expect an approximately 2% year-over-year increase in diluted share count.

Conversion from IFRS to GAAP

Effective September 30, 2022, we completed the redomiciliation of Atlassian's parent company from the United Kingdom to the United States. As a result, we transitioned our accounting standards from IFRS to GAAP. We have published materials on our Investor Relations website summarizing the primary impacts of the transition and historical financial results under IFRS and GAAP.

The following areas are affected:

- **Stock-based compensation** – GAAP utilizes "straight-line" ratable expense recognition instead of "graded" front-loaded expense recognition under IFRS.
- **Leases** – Under GAAP, total lease expense is recognized on a straight-line basis over the lease term. Under IFRS, the expense recognition method results in a higher portion of the total lease expense recognized earlier in the lease term.
- **Strategic investments** – Under GAAP, quarterly mark-to market fair value movements of equity investments are recorded in other income (expense) on our Condensed Consolidated Statements of Operations, while under IFRS, it is recognized in other comprehensive income (loss), a component of equity, on the Consolidated Statements of Financial Position. This change introduces quarterly fluctuations on our Condensed Consolidated Statements of Operations.
- **Exchangeable senior notes** – The amortization of the debt discount and issuance costs relating to our exchangeable senior notes, which were fully settled in Q2'22, follow different timing recognition rules under GAAP. This difference resulted in a portion of amortization shifting from FY21 to FY22.
- **Reclassifications** –
  - Under GAAP, we will characterize certain cash interest payments on financing arrangements as operating cash flows, while IFRS allowed for these to be classified as financing cash flows. This difference impacts cash flow from operations and free cash flow.
  - Under GAAP, implied interest related to leases is recognized in cost of revenues and operating expenses on the Condensed Consolidated Statements of Operations instead of categorized as interest expense under IFRS. This difference increases cost of revenues and operating expenses and decreases non-operating expenses.

ATLASSIAN Q1 FY23 17

ATLASSIAN CORPORATION

Condensed consolidated statements of operations

(U.S. $ and shares in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2022	2021
Revenues:		
Subscription	$ 650,984	$ 435,296
Maintenance	113,565	130,590
Other	42,843	48,138
Total revenues	807,392	614,024
Cost of revenues (1) (2)	139,392	96,256
Gross profit	668,000	517,768
Operating expenses:		
Research and development (1) (2)	399,006	272,140
Marketing and sales (1) (2)	160,128	99,329
General and administrative (1)	142,893	89,822
Total operating expenses	702,027	461,291
Operating income (loss)	(34,027)	56,477
Other income (expense), net	29,289	(455,804)
Interest income	5,143	277
Interest expense	(6,121)	(11,518)
Loss before income taxes	(5,716)	(410,568)
Provision for income taxes	(8,025)	(636)
Net loss	$ (13,741)	$ (411,204)
Net loss per share:		
Basic	$ (0.05)	$ (1.63)
Diluted	$ (0.05)	$ (1.63)
Weighted-average shares used in computing net loss per share:		
Basic	255,167	252,106
Diluted	255,167	252,106

(1) Amounts include stock-based compensation, as follows:

	Three Months Ended September 30, 2022	2021
Cost of revenues	$ 10,613	$ 5,917
Research and development	110,129	64,282
Marketing and sales	23,195	14,494
General and administrative	29,694	16,214

(2) Amounts include amortization of acquired intangible assets, as follows:

	Three Months Ended September 30, 2022	2021
Cost of revenues	$ 5,697	$ 5,689
Research and development	94	94
Marketing and sales	2,505	2,271

ATLASSIAN Q1 FY23
18

ATLASSIAN CORPORATION

Condensed consolidated balance sheets

(U.S. $ in thousands)
(unaudited)

	September 30, 2022	June 30, 2022
Assets		
Current assets:		
Cash and cash equivalents	$ 1,468,571	$ 1,385,265
Marketable securities	54,537	73,294
Accounts receivable, net	246,781	308,127
Assets held for sale	—	60,265
Prepaid expenses and other current assets	96,999	70,002
Total current assets	1,866,888	1,896,953
Non-current assets:		
Property and equipment, net	103,336	100,662
Operating lease right-of-use assets	266,885	277,276
Strategic investments	239,323	159,064
Intangible assets, net	92,544	100,840
Goodwill	721,912	722,838
Deferred tax assets	9,475	10,335
Other assets	71,069	58,862
Total assets	$ 3,371,432	$ 3,326,830
Liabilities and Stockholders' Equity		
Current liabilities:		
Accounts payable	$ 111,461	$ 81,220
Accrued expenses and other current liabilities	274,770	406,139
Deferred revenue, current portion	1,066,090	1,066,059
Operating lease liabilities, current portion	45,360	40,638
Total current liabilities	1,497,681	1,594,056
Non-current liabilities:		
Deferred revenue, net of current portion	106,744	116,621
Operating lease liabilities, net of current portion	267,373	274,434
Term loan facility	999,463	999,419
Deferred tax liabilities	1,038	312
Other non-current liabilities	18,520	14,616
Total liabilities	2,890,819	2,999,458
Stockholders' equity		
Common stock	2	2
Additional paid-in capital	2,355,991	2,182,536
Accumulated other comprehensive income	7,391	13,864
Accumulated deficit	(1,882,771)	(1,869,030)
Total stockholders' equity	480,613	327,372
Total liabilities and stockholders' equity	$ 3,371,432	$ 3,326,830

ATLASSIAN Q1 FY23

19

ATLASSIAN CORPORATION

Condensed consolidated statements of cash flows

(U.S. $ in thousands)
(unaudited)

	Three Months Ended September 30, 2022	2021
Cash flows from operating activities:		
Net loss	$ (13,741)	$ (411,204)
Adjustments to reconcile net loss to net cash provided by operating activities:		
Depreciation and amortization	14,620	13,304
Stock-based compensation	173,631	100,907
Deferred income taxes	1,522	(1,614)
Net loss on exchange derivative and capped call transactions	—	424,482
Amortization of debt discount and issuance cost	118	9,841
Net loss on strategic investments	11,513	31,422
Net foreign currency gain	(3,625)	(6,398)
Gain on a non-cash sale of a controlling interest of a subsidiary	(43,092)	—
Other	—	(615)
Changes in operating assets and liabilities:		
Accounts receivable, net	61,314	(13,211)
Prepaid expenses and other assets	(22,677)	(21,185)
Accounts payable	31,147	10,223
Accrued expenses and other liabilities	(108,443)	(84,406)
Deferred revenue	(9,845)	13,455
Net cash provided by operating activities	92,442	65,001
Cash flows from Investing activities:		
Business combinations, net of cash acquired	(600)	(1,138)
Purchases of property and equipment	(16,496)	(6,881)
Purchases of strategic investments	(8,350)	(53,000)
Purchases of marketable securities	(10,000)	(21,003)
Proceeds from maturities of investments	28,950	53,887
Proceeds from sales of marketable securities	—	186,262
Proceeds from sale of strategic investments	258	—
Net cash provided by (used in) investing activities	(6,238)	158,127
Cash flows from financing activities:		
Proceeds from term loan facility	—	650,000
Repayment of exchangeable senior notes	—	(314,310)
Proceeds from settlement of capped call transactions	—	30,978
Proceeds from other financing arrangements	1,572	—
Other financing activities	(176)	1
Net cash provided by financing activities	1,396	366,669
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(4,939)	(2,109)
Net increase in cash, cash equivalents, and restricted cash	82,661	587,688
Cash, cash equivalents, and restricted cash at beginning of period	1,386,686	931,023
Net decrease in cash and cash equivalents included in assets held for sale	602	502
Cash, cash equivalents, and restricted cash at end of period	$ 1,469,949	$ 1,519,213

ATLASSIAN Q1 FY23 20

ATLASSIAN CORPORATION

Reconciliation of GAAP to non-GAAP results

(U.S. $ and shares in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,	
	2022	2021
Gross profit		
GAAP gross profit	$ 668,000	$ 517,768
Plus: Stock-based compensation	10,613	5,917
Plus: Amortization of acquired intangible assets	5,697	5,689
Non-GAAP gross profit	$ 684,310	$ 529,374
Operating income		
GAAP operating income (loss)	$ (34,027)	$ 56,477
Plus: Stock-based compensation	173,631	100,907
Plus: Amortization of acquired intangible assets	8,296	8,054
Non-GAAP operating income	$ 147,900	$ 165,438
Net income		
GAAP net loss	$ (13,741)	$ (411,204)
Plus: Stock-based compensation	173,631	100,907
Plus: Amortization of acquired intangible assets	8,296	8,054
Plus: Non-coupon impact related to exchangeable senior notes and capped calls	—	433,973
Less: Gain on a non-cash sale of a controlling interest of a subsidiary	(43,091)	—
Less: Income tax effects	(32,548)	(37,321)
Non-GAAP net income	$ 92,547	$ 94,409
Net income per share		
GAAP net loss per share - diluted	$ (0.05)	$ (1.63)
Plus: Stock-based compensation	0.68	0.41
Plus: Amortization of acquired intangible assets	0.03	0.03
Plus: Non-coupon impact related to exchangeable senior notes and capped calls	—	1.71
Less: Gain on a non-cash sale of a controlling interest of a subsidiary	(0.17)	—
Less: Income tax effects	(0.13)	(0.15)
Non-GAAP net income per share - diluted	$ 0.36	$ 0.37
Weighted-average diluted shares outstanding		
Weighted-average shares used in computing diluted GAAP net loss per share	255,167	252,106
Plus: Dilution from dilutive securities (1)	1,041	3,284
Weighted-average shares used in computing diluted non-GAAP net income per share	256,208	255,390
Free cash flow		
GAAP net cash provided by operating activities	$ 92,442	$ 65,001
Less: Capital expenditures	(16,496)	(6,881)
Free cash flow	$ 75,946	$ 58,120

(1) The effects of these dilutive securities were not included in the GAAP calculation of diluted net loss per share for the three months ended September 30, 2022 and 2021 because the effect would have been anti-dilutive.

ATLASSIAN Q1 FY23

21

ATLASSIAN CORPORATION

Reconciliation of GAAP to non-GAAP financial targets

(U.S. $)

	Three Months Ending December 31, 2022
Revenue	**$835 million to $855 million**
GAAP gross margin	**80% to 81%**
Plus: Stock-based compensation	2
Plus: Amortization of acquired intangible assets	1
Non-GAAP gross margin	**83% to 84%**
GAAP operating margin	**(20%)**
Plus: Stock-based compensation	32
Plus: Amortization of acquired intangible assets	1
Non-GAAP operating margin	**13%**

ATLASSIAN Q1 FY23 22

Q2 FY22 23 FORWARD-LOOKING STATEMENTS This shareholder letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “estimate,” or “continue,” and similar expressions or variations, but these words are not the exclusive means for identifying such statements. All statements other than statements of historical fact could be deemed forward looking, including risks and uncertainties related to statements about our products, customers, partnerships, sustainability initiatives, macroeconomic environment, anticipated growth, outlook, technology and other key strategic areas, and our financial targets such as revenue and GAAP and non-GAAP financial measures including gross margin and operating margin. We undertake no obligation to update any forward-looking statements made in this shareholder letter to reflect events or circumstances after the date of this shareholder letter or to reflect new information or the occurrence of unanticipated events, except as required by law. The achievement or success of the matters covered by such forward-looking statements involves known and unknown risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. You should not rely upon forward-looking statements as predictions of future events. Forward-looking statements represent our management’s beliefs and assumptions only as of the date such statements are made. Further information on these and other factors that could affect our financial results is included in filings we make with the Securities and Exchange Commission (the “SEC”) from time to time, including the section titled “Risk Factors” in our most recently filed Forms 20-F and 6-K (reporting our quarterly results), as well as Forms 10-K and 10-Q. These documents are available on the SEC Filings section of the Investor Relations section of our website at: https://investors.atlassian.com. ABOUT NON-GAAP FINANCIAL MEASURES In addition to the measures presented in our condensed consolidated financial statements, we regularly review other measures that are not presented in accordance with GAAP, defined as non-GAAP financial measures by the SEC, to evaluate our business, measure our performance, identify trends, prepare financial forecasts and make strategic decisions. The key measures we consider are non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share and free cash flow (collectively, the “Non-GAAP Financial Measures”). These Non-GAAP Financial Measures, which may be different from similarly titled non-GAAP measures used by other companies, provide supplemental information regarding our operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or that occur relatively infrequently and/or that management considers to be unrelated to our core operations. Management believes that tracking and presenting these Non-GAAP Financial Measures provides management, our board of directors, investors and the analyst community with the ability to better evaluate matters such as: our ongoing core operations, including comparisons between periods and against other companies in our industry; our ability to generate cash to service our debt and fund our operations; and the underlying business trends that are affecting our performance. Our Non-GAAP Financial Measures include: • Non-GAAP gross profit. Excludes expenses related to stock-based compensation and amortization of acquired intangible assets. • Non-GAAP operating income. Excludes expenses related to stock-based compensation and amortization of acquired intangible assets. • Non-GAAP net income and non-GAAP net income per diluted share. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, non-coupon impact related to exchangeable senior notes and capped calls, gain on a non-cash sale of a controlling interest of a subsidiary and the related income tax effects on these items. • Free cash flow. Free cash flow is defined as net cash provided by operating activities less capital expenditures, which consists of purchases of property and equipment. We understand that although these Non-GAAP Financial Measures are frequently used by investors and the analyst community in their evaluation of our financial performance, these measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. We compensate for such limitations by reconciling these Non-GAAP Financial Measures to the most comparable GAAP financial measures. We encourage you to review the tables in this shareholder letter titled “Reconciliation of GAAP to Non-GAAP Results” and “Reconciliation of GAAP to Non-GAAP Financial Targets” that present such reconciliations. ABOUT ATLASSIAN Atlassian unleashes the potential of every team. Our agile & DevOps, IT service management and work management software helps teams organize, discuss, and complete shared work. The majority of the Fortune 500 and over 240,000 companies of all sizes worldwide - including NASA, Kiva, Deutsche Bank, and Salesforce - rely on our solutions to help their teams work better together and deliver quality results on time. Learn more about our products, including Jira Software, Confluence, Jira Service Management, Trello, Bitbucket, and Jira Align at https://atlassian.com. Investor relations contact: Martin Lam, IR@atlassian.com Media contact: M-C Maple, press@atlassian.com